Exhibit 10.1

AMENDMENT N0. 1 TO

EMPLOYMENT AGREEMENT

This Amendment is made and entered into this 1st day of March, 2006 between SoftBrands, Inc. (the “Company”) and David G. Latzke (“Executive”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of January 1, 2002 (the “Employment Agreement”);

WHEREAS, Executive has been Senior Vice President, Chief Financial Officer, and Secretary of the Company since its formation and has been instrumental in the success of separating the Company from its predecessor corporation and its problems, establishing financing for the Company in a manner adequate to support its operations and its growth, and establishing controls and financial reporting systems at the Company that allowed it to regain public reporting and listing status;

WHEREAS, Executive served as Chief Financial Officer of Fourth Shift Corporation, a company whose operations constitute approximately 80% of the Company’s current operations, from 1994 until its acquisition by the Company’s predecessor;

WHEREAS, Executive is an extremely valued and integral member of the Company’s senior management team;

WHEREAS, Executive has indicated his desire to pursue other ventures that maximize his abilities, but has indicated his willingness to assist the Company in transition to a new financial executive;

WHEREAS, the Company wishes to secure Executive’s continued assistance and to provide Executive with the severance benefits to which he is entitled.

NOW, THEREFORE,  in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged. the parties agree as follows:

1.  Continued Assistance.  Executive agrees to continue to serve as Senior Vice President, Chief Financial Officer and Secretary of the Company until the earlier to occur of (1) June 30, 2006, (2) thirty days after notice from Executive that he is terminating such position to pursue an alternative position, or (3) thirty days after the Company has notified Executive that it has found a replacement financial officer (the earlier of such three dates being hereafter referred to as the “Termination Date”).  In addition to his regular duties, Executive agrees to work with the Company through the Termination Date to find a suitable replacement to Executive, and to provide assistance to the Company and to such replacement in transitioning his duties.  The Company acknowledges and agrees that Executive shall nevertheless be allowed, after the date of this Amendment and through the Termination Date, to pursue engagement in an alternative position or positions, including devoting such time during regular working hours as does not materially detract from the continued performance of his duties.

2.   Resignation as of Termination Date.  Executive agrees that he shall have resigned all positions as an officer of the Company, and as an officer or director or both of any direct or indirect subsidiary of the Company, as of the Termination Date.

3.  Effect on, and Amendment to, Employment Agreement.  In consideration of Executive’s commitment pursuant to paragraph 1, for all purposes of the Employment Agreement, Executive shall be deemed to have been terminated without cause by the Company as of the Termination Date, and shall be entitled to the benefits set forth in Section 4.5 of the Employment Agreement commencing on and as of the Termination Date; provided, however, that any such benefits that relate to periods after March 15, 2007 shall be paid in lump sum prior to March 15, 2007.  For purposes of clarification, in addition to Options, all stock based benefits, including stock appreciation rights and restricted stock units, shall vest on the Termination Date, but restricted stock units shall be paid out immediately, and stock appreciation rights shall remain exercisable until five years from the date of grant of the same.

4.  Effect of Pending Change of Control.  In the event that prior to the Termination Date the Company executes an agreement, or a letter of intent, that relates to a transaction that, if consummated would constitute a change of control (as defined in Section 4.6 of the Employment Agreement), and actually consummates such a change of control within one hundred and twenty days (120) of the Termination Date, then Executive’s termination on the Termination Date shall, notwithstanding paragraph 3 above, be deemed a Change of Control Termination (as defined in the Employment Agreement) and Executive shall be entitled to an additional payment, as of the date of consummation of such change of control, equal to the difference between any payments actually made pursuant to Section 4.5 of the Employment Agreement and any payments that would have been due under Section 4.6 of the Employment Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), as a result of any such change of control, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform the obligations under this paragraph 4 and under Section 4.6 of the Employment Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Amendment and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder.  As used in herein, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 4 or which otherwise becomes bound by all the terms and provisions of this Amendment by operation of law.

5.  Continuation.  Except as set forth herein, the Employment Agreement shall continue in effect without alteration or amendment.

SOFTBRANDS, INC.		EXECUTIVE:

By:	/s/ RANDAL TOFTELAND	/s/ DAVID G. LATZKE
Randal Tofteland, Chief Executive Officer		David G. Latzke